Exhibit 99.1

Lonestar Resources US, Inc. Announces Second Quarter 2016 Results

Fort Worth, Texas, August 19, 2016 /PRNewsire- Lonestar Resources U.S., Inc. (NASDAQ: LONE) (“Lonestar” or the “Company”) reported today its financial and operating results for the three months ended June 30, 2016 (“2Q16”).

SECOND QUARTER HIGHLIGHTS

•

Lonestar Resources registered a 13% increase in net oil and gas production to 6,573 Boe/d in 2Q16, compared to 5,804 Boe/d in the second quarter of 2015 (“2Q15”). In the second quarter of 2016, 76% of the Company’s production was crude oil and NGL’s.  The Company’s second quarter 2016 production results also represent a modest sequential increase over production results in the first quarter of 2016 (“1Q16”). However, crude oil production rose 17% sequentially as Lonestar’s 2016 completions have all been in the crude oil window.

•

The Company continues to focus its technical and capital resources on the Eagle Ford Shale play of south Texas, where it generated a 17% increase in net oil and gas production in 2Q16 over 2Q15 results, to 5,991 BOE/D.

•

Lonestar reported a net loss of $12.8 million for 2Q16 versus a net loss of $8.4 million in 2Q15.  This loss in 2Q16 includes $13.2 million associated with a non-cash, mark-to-market revaluation of Lonestar’s crude oil hedge portfolio.

•

Adjusted EBITDAX for the second quarter of 2016 was $16.0 million compared to $22.0 million for 2Q15, as a 13% increase in production volumes partially offset a 21% decrease in revenues due to a sharp decline in West Texas Intermediate oil prices and Henry Hub gas prices compared to 2Q15. Please see “Non-GAAP Financial Measures” at the end of this release for the definition of EBITDAX, a reconciliation of EBITDAX to net income (loss), and the reasons for its use.

•

Effective July 5th, 2016, Lonestar successfully completed its efforts to re-domicile from the Australian Stock Exchange to the United States, listing on the NASDAQ Global Market under the ticker “LONE”.

•	At June 30, 2016, $99.5 million was outstanding on the $120 million Senior Secured Credit Facility, leaving $20.5 million undrawn and available.
•	As of August 18, 2016, the Company executed open-market purchases of its 8 ¾% Senior Unsecured Notes due April 15, 2019 totaling $48.4 million. These purchases were funded by the

Company’s 12.0% Second Lien Notes.  As of August 19, 2016, Lonestar has issued $25.0 million on its Second Lien Notes, and has $24.9 million remaining available for additional issuance. The net effect of these transactions is a $23.4 million reduction in total debt outstanding as of August 19, 2016, which the Company estimates would yield approximately $1.4 million of net interest expense savings on an annualized basis.

CORPORATE UPDATE

Corporate

On July 5, 2016, Lonestar achieved a significant milestone in the Company’s history when its Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission, and its shares of Class A common stock commenced trading on the NASDAQ Global Market under the symbol, “LONE”.  On July 7th, 2016, the ordinary shares of the Company’s predecessor were delisted from the Australian Stock Exchange as a further step to move the domicile of the parent company from Australia to the United States as a Delaware corporation.

Financial Transactions

•

On August 2, 2016, Lonestar entered into an agreement with subsidiaries of Leucadia National Corporation, which allows for the issuance of up to $49.9 million of Second Lien Notes, which are secured by second-priority liens on substantially all of the Company’s assets, pursuant to an intercreditor agreement with the lenders in the Company’s Senior Secured Revolving Credit Facility. As of August 18th, 2016, Lonestar had issued $25.0 million of Second Lien Notes, leaving $24.9 million available for additional issuances.

•

As of August 18th, 2016, in a series of open-market transactions, Lonestar had purchased $48.4 million of its 8 ¾% Senior Unsecured Notes due April 15, 2019, leaving $171.6 million of these Notes outstanding. The net effect of these transactions has been to reduce Lonestar’s long-term debt from $319.5 million to $294.7 million, as if these transactions had occurred at June 30, 2016.

Operational

•

Lonestar reported a 13% increase in total company production in the second quarter of 2016 and a 17% increase in its Eagle Ford Shale production. Second quarter 2016 volumes  of 6,573 Boe/d were comprised of 3,979 barrels of oil per day,  1,039 barrels of NGL’s per day, and 9,332 Mcf of natural gas per day.  The Company produced 6,564 Boe/d through the first six months of 2016, an increase of 16% over the comparable period in 2015.   The Company’s production rates rose modestly sequentially, as new Eagle Ford Shale wells were placed onstream at a slower rate than in past quarters. During the second quarter of 2016, Lonestar placed 2 new Eagle Ford Shale wells onstream during May, 2016.  Lonestar holds a 42% working interest and a 33% net revenue interest in these wells, meaning that Lonestar added 2.0 gross / 0.8 net wells in the second quarter of 2016, as compared to 3.0 gross / 2.9 net wells in the first quarter of 2016 and 4.0 gross / 2.3 net wells in the fourth quarter of 2015.  However, crude oil production rose 17% sequentially from 3,414 Bo/d for the three months ended March 31, 2016 as Lonestar’s 2016 completions have all been in the crude oil window.

•

Lonestar’s lease operating expenses for the second quarter of 2016 were $4.4 million, representing a 4% decrease over 2Q15 lease operating expenses of $4.6 million. Notably, lease operating expenses on a dollar basis were reduced in spite of a 13% increase in production volumes. The factors combined yield an 15% reduction in total field operating expenses on a unit of production basis from 2Q15’s levels of $8.68 per BOE to $7.35 per BOE in the current quarter.

•

Crude oil hedging continues to be an important element of Lonestar’s strategy. We believe crude oil hedging provides increased visibility to cash flow streams and associated liquidity in the current crude oil price environment, as well as augmenting the Company’s borrowing base.  For 2016, the Company has West Texas Intermediate (“WTI”) swaps covering 2,692 barrels of oil per day for July 2016 through December 2016 at an average strike price of $69.57 per barrel.  As previously announced, the Company has three-way collars covering 1,000 bop/d for calendar 2017, which provide an effective floor of $55.25 per barrel with WTI prices between $40.00 per barrel and $60.00 per barrel but also gives upside to $80.25 per barrel. During the second quarter of 2016, the Company added 500 barrels of oil per day of NYMEX crude oil swaps for January 2017 through December 2017 at a volume weighted average strike price of $50.87 per barrel.  In total for 2017 the Company has 1,500 barrels of oil per day hedged at an average strike price of $53.79 per barrel. At June 30, 2016, the mark-to-market value of Lonestar’s hedge portfolio was $12.7 million.

•

Lonestar added to its Eagle Ford Shale leasehold and reserves position by issuing 500,227 shares of its Class A common stock to Juneau Energy, LLC (98% owned by Leucadia National Corp.) in exchange for 2,567 gross / 1,284 net acres in Brazos County, which includes the purchase of a 50.0% Working Interest (“WI”)/ 39% Net Revenue Interest (“NRI”) in two wells which hold all of the acreage by production.  Lonestar will assume operatorship of this leasehold. In the month of July, these two wells produced 650 Boe/d gross / 254 Boe/d net. The acreage has the potential for 11 horizontal wells.  Lonestar’s initial internal reserves estimates include Proved and Probable Reserves of 1.1 Million Barrels of Oil Equivalent (“MMBOE”).

EAGLE FORD SHALE TREND- WESTERN REGION

•

Asherton – In central Dimmit County, no new wells were completed during the three months ended June 30, 2016.  Production rates from the four producing wells continued to outperform the third-party engineering projections.  The Asherton leasehold is held by production, and Lonestar does not plan drilling activity here in 2016.

•

Beall Ranch – In Dimmit County, Lonestar drilled and completed the Beall Ranch #20H - #22H with an average perforated interval of 6,075 feet in in the first quarter of 2016. The three new wells were fracture stimulated with an average proppant concentration of 1,520 pounds per foot, and commenced flowback in late first quarter of 2016. These were the first three wells completed in partnership with Schlumberger as part of the companies’ Geo-Engineered Completion Alliance (“GECA”). While still preliminary, the production results during the first 150 days onstream are encouraging, as the cumulative production is 14% higher than that of the #26H - #28H wells, drilled 12 months prior, when compared on a barrel-per-lateral-foot basis for the same period of time. The #26H-#28H wells utilized certain elements of the GECA, which Lonestar believes were significant contributors to the 43% outperformance as compared to the offsets, the #32H-#34H, which were completed in July, 2015.  In total, through two iterations of technology improvements, Lonestar has achieved a 63% improvement in cumulative oil production per lateral foot.  Lonestar is encouraged by the results of the GECA to date, and will seek to apply them across its portfolio.

•

Burns Ranch Area – Burns Ranch production was curtailed during the first quarter of 2016 by a severe fire at Southcross Energy, L.P.’s Lancaster gas processing plant, which rendered all of the Company’s natural gas and natural gas liquids unsaleable in the months of February and March 2016. The same issue partially affected April 2016, which reduced sales by approximately 26 Boe/d in the three months ended June 30, 2016. The Lancaster plant resumed normal operations mid-April 2016 and Burns Ranch sales volumes have recovered. Drilling activity at Burns Ranch has been delayed by protracted negotiations related to a lease swap on certain of Lonestar’s leasehold on the property. In August 2016, Lonestar executed a lease swap agreement with another operator and consolidated Lonestar’s leasehold position so that we can now drill at our own discretion.  Within the leasehold associated with this trade prior to this lease swap, Lonestar had 19 gross/15.1 net laterals booked totaling 152,000 lateral feet. Following the lease swap, Lonestar has 18 gross/16.1 net laterals totaling 151,000 lateral feet. Lonestar commenced drilling operations on the Burns Ranch Eagleford B Unit #8H, #9H and #10H wells with a planned average lateral length of 9,000 feet.  Lonestar anticipates that completion of these three wells will increase the leasehold that is held by production at Burns Ranch from 2,712 net acres to 3,328 net acres, which equates to 86% of our total net leasehold at Burns Ranch.

•

Horned Frog – In southern La Salle County, no new wells were completed during the three months ended June 30, 2016. Lonestar does not plan drilling activity on the Horned Frog property in 2016, having held on the leasehold by production with our drilling activity during 2015.

EAGLE FORD SHALE TREND- CENTRAL REGION

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Southern Gonzales County – Encouraged by the results of the initial six wells on our Harvey Johnson lease in southern Gonzales County, Lonestar leased a total of 1,450 gross / 1,450 net acres in our Cyclone project area through June 30, 2016, just west of Harvey Johnson.  Lonestar drilled and completed the Cyclone #9H and #10H wells on this leasehold, and placed these two wells onstream on May 12, 2016.  After drilling a pilot hole and running logs to gather information on rock properties and petro-physics , Lonestar drilled and completed the Cyclone #9H & #10H with an average perforated interval of 6,685 feet. Lonestar holds a 42% WI / 33% NRI in these wells. The two new wells were fracture stimulated with an average proppant concentration of 1,518 pounds per foot. The Cyclone #9H tested 543 Bopd and 239 Mcfg/d, or 598 Boe/d on a processed three-stream basis on an 18/64” choke and registered a 30-day production rate of 486 Boe/d. The Cyclone #10H tested 576 Bopd and 239 Mcfg/d, or 631 Boe/d on a processed three-stream basis on an 18/64” choke and registered a 30-day production rate of 521 Boe/d.  Originally estimated to cost an average of $5.2 million, these wells have been drilled and completed at an average cost of $4.7 million.  Based on the results of its initial wells on the Cyclone project, Lonestar has executed agreements to lease an additional 1,456 gross / 1,322 net acres that directly offset the Cyclone #9H and #10H wells. These additions increase Lonestar’s total leasehold in its Cyclone project to 2,906 gross / 2,656 net acres as of August 15th, 2016, which is expected to accommodate 29 additional laterals with an average lateral length exceeding 7,000 feet.

EAGLE FORD SHALE TREND- EASTERN REGION

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Brazos & Robertson Counties – In central Brazos County, Lonestar has permitted two 8,000-foot laterals with the Texas Railroad Commission and on March 8th, 2016 Lonestar was granted operations permits with the City of College Station. The Company is encouraged by the results of offset drilling by a leading operator, who recently announced 30-day production rates on four wells immediately offsetting Lonestar’s leasehold, which have ranged from 1,587 to 1,973 BOE per day.  Lonestar currently plans to drill these wells in the fourth quarter of 2016.

CONFERENCE CALL DETAILS

Lonestar will host a live conference call on Monday, August 22, 2016 at 9:00 AM CDT to discuss the second quarter 2016 results and operational highlights.

To access the conference call, participants should dial:

USA: 800-745-9830

UK: 0-800-496-0827

Australia: 1-800-248-619

A playback of the conference call will be available on the Investor Relations section of Company’s website beginning approximately August 23, 2016.  The playback will be available for approximately 2 weeks.

ABOUT LONESTAR RESOURCES US, INC.

Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids (“NGLs”) and natural gas properties in the Eagle Ford Shale in Texas, where we accumulated approximately 38,242 gross (33,951 net) acres in what we believe to be the formation’s crude oil and condensate windows, as of December 31, 2015. As of December 31, 2015, we also held a portfolio of conventional, long-lived, crude oil-weighted onshore assets in Texas and are conducting resource evaluation on approximately 44,084 gross (28,655 net) acres in the West Poplar area of the Bakken-Three Forks trend in Roosevelt County, Montana. For more information, please visit www.lonestarresources.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, beliefs and expectations with respect to: discovery and development of crude oil, NGLs and natural gas reserves; drilling and completion of wells and the size of Lonestar’s leasehold; cash flows and liquidity, including statements regarding the expected benefits of the Company’s crude oil hedging;  availability and terms of capital; timing, amount and rate of future production of crude oil, NGLs and natural gas; Lonestar’s business strategy, including its partnership with Schlumberger and the GECA; and the expected benefits from the GECA.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following:  volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; ability to successfully replace proved producing reserves; substantial capital expenditures required exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations, which could increase costs and materially alter the occurrence or timing of their drilling; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization, which could materially adversely affect Lonestar’s crude oil, natural gas and NGLs reserves and future production; inaccuracies in assumptions made in estimating proved reserves;

Lonestar’s limited control over activities in properties Lonestar does not operate; customer concentration risk; potential inconsistency between the present value of future net revenues from Lonestar’s proved reserves and the current market value of Lonestar’s estimated oil and natural gas reserves; risks related to derivative activities; covenant restrictions related to the revolving credit facility and the indenture that governs 8.75% Senior Notes due 2019; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing, which has recently come under increased scrutiny; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; recent federal legislation that may have adverse impact on ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with the business;  and risks in connection with acquisitions and integration. These and other important factors discussed under the caption "Risk Factors" in the Company's Registration Statement on Form 10, as amended and filed with the Securities and Exchange Commission, or the SEC, on June 9, 2016, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

(Financial Statements to Follow)

Lonestar Resources Limited

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2016 (unaudited)	December 31, 2015
Assets

Current assets
Cash and cash equivalents	$5,147	$4,322
Accounts receivable:
Oil, natural gas liquid and natural gas sales	6,402	5,043
Joint interest owners and other	1,044	1,305
Related parties	—	279
Derivative financial instruments	13,182	33,219
Prepaid expenses and other	703	724

Total current assets	26,478	44,892

Oil and gas properties, net, using the successful efforts method of accounting	478,363	488,100
Other property and equipment, net	2,106	2,223
Derivative financial instruments	681	2,864
Other noncurrent assets	1,609	1,580
Restricted certificates of deposit	77	77

Total assets	$509,314	$539,736

Lonestar Resources Limited

Consolidated Balance Sheets (continued)

(In thousands, except share and per share data)

	June 30, 2016 (unaudited)	December 31, 2015
Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$9,156	$18,027
Accounts payable – related parties	160	45
Oil, natural gas liquid and natural gas sales payable	3,995	3,870
Accrued liabilities	8,311	8,276
Accrued liabilities – related parties	243	125
Derivative financial instruments	968	—

Total current liabilities	22,833	30,343

Long-term debt	315,197	301,926
Deferred tax liability	3,885	16,013
Other non-current liabilities	1,000	1,000
Asset retirement obligations	7,218	7,488
Derivative financial instruments	182	—

Total liabilities	350,315	356,770

Commitments and contingencies

Stockholders’ equity
Common stock, $0.20 par value, 500,000,000 shares authorized, 15,044,051 shares issued and outstanding at June 30, 2016 and December 31, 2015	142,638	142,638
Additional paid-in capital	10,461	10,270
Accumulated other comprehensive loss	(776)	(760)
Retained earnings	6,676	30,818

Total stockholders’ equity	158,999	182,966

Total liabilities and stockholders’ equity	$509,314	$539,736

Lonestar Resources Limited

Consolidated Statements of Operations & Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Oil sales	$15,168	$21,338	$24,119	$37,559
Natural gas sales	1,636	1,151	3,257	2,479
Natural gas liquid sales	999	609	1,623	1,122

Total revenues	17,803	23,098	28,999	41,160

Costs and expenses
Lease operating and gas gathering	4,398	4,589	8,758	8,050
Production, ad valorem, and severance taxes	1,223	1,476	2,139	2,827
Rig standby expense	1,584	—	1,897	—
Depletion, depreciation, and amortization	12,498	13,253	27,636	26,039
Accretion of asset retirement obligations	51	54	107	106
(Gain) loss on sale of oil and gas properties	(1,531)	—	(1,531)	625
Impairment of oil and gas properties	1,938	—	1,938	—
Stock-based compensation	95	433	191	866
General and administrative	2,858	2,408	5,631	4,696
Other (income) expense	819	(4)	1,047	35

Total costs and expenses	23,933	22,209	47,813	43,244

Income (loss) from operations	(6,130)	889	(18,814)	(2,084)

Other income (expense)
Interest expense	(6,174)	(5,972)	(12,299)	(11,819)
Losses on derivative financial instruments	(6,785)	(7,500)	(5,069)	(525)

Total other expense, net	(12,959)	(13,472)	(17,368)	(12,344)

Loss before income taxes	(19,089)	(12,583)	(36,182)	(14,428)

Income tax benefit	6,245	4,230	12,040	5,350

Net loss	$(12,844)	$(8,353)	$(24,142)	$(9,078)

Net loss per common share-basic and diluted	$(0.85)	$(0.56)	$(1.60)	$(0.60)
Weighted average common shares outstanding–basic and diluted	15,044,051	15,044,051	15,044,051	15,044,051

Other comprehensive loss:
Net loss	$(12,844)	$(8,353)	$(24,142)	$(9,078)

Foreign currency translation adjustments	(17)	(13)	(16)	1
Comprehensive loss	$(12,861)	$(8,366)	$(24,158)	$(9,077)

Lonestar Resources Limited

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

Six months ended June 30,	2016	2015
Operating activities
Net loss	$(24,142)	$(9,078)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gain) loss on disposal of oil and gas properties	(919)	625
Accretion of asset retirement obligations	107	106
Depreciation, depletion, and amortization	27,636	26,039
Stock-based compensation	191	866
Deferred taxes	(12,129)	(5,357)
Loss on derivative financial instruments	5,069	525
Settlements of derivative financial instruments	18,300	18,376
Impairment of oil and gas properties	1,938	-
Non-cash interest expense	550	550
Changes in operating assets and liabilities:
Accounts receivable	(818)	1,415
Prepaid expenses and other assets	229	(213)
Accounts payable and accrued expenses	(8,479)	(8,226)

Net cash provided by operating activities	7,533	25,628

Investing activities
Acquisition of oil and gas properties	(2,717)	(3,470)
Development of oil and gas properties	(19,003)	(54,585)
Proceeds from sales of oil and gas properties	2,720	-
Purchases of other property and equipment	(177)	(135)

Net cash used in investing activities	(19,177)	(58,190)

Financing activities
Proceeds from bank borrowings	23,500	32,000
Payments on bank borrowings	(11,000)	(5,000)
Payments on other note payable	(15)	(15)

Net cash provided by financing activities	12,485	26,985

Effect of exchange rate changes on cash and cash equivalents	(16)	1

Increase (decrease) in cash and cash equivalents	825	(5,576)
Cash and cash equivalents, beginning of the period	4,322	9,992

Cash and cash equivalents, end of the period	$5,147	$4,416

Supplemental information
Cash paid for interest expense	$11,082	$10,672

NON-GAAP FINANCIAL MEASURES

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is not a measure of net income as determined by GAAP. Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net (loss) income before depreciation, depletion, amortization and accretion, exploration costs, non-recurring costs, (gain) loss on sales of oil and natural gas properties, impairment of oil and gas properties, stock-based compensation, interest expense, income tax (benefit) expense, rig standby expense, other income (expense) and unrealized (gain) loss on derivative financial instruments.

Management believes Adjusted EBITDAX provides useful information to investors because it assists investors in the evaluation of the Company’s operating performance and comparison of the results of the Company’s operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net income in arriving at Adjusted EBITDAX to eliminate the impact of certain non-cash  items or because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. The Company’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to the GAAP financial measure of net income (loss) for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2016	2015	2016	2015
Net Income (Loss)	$(12,844)	$(8,353)	$(24,142)	$(9,078)
Income tax expense (benefit)	(6,245)	(4,230)	(12,040)	(5,350)
Interest expense	6,174	5,972	12,299	11,819
Exploration expense	1	51	1	51
Depletion, depreciation, amortization and accretion	12,549	13,307	27,743	26,145
EBITDAX	(365)	6,747	3,861	23,587
Rig Standby Expense	1,584	—	1,897	—
Non-recurring costs(1)	321	19	645	19
Stock based compensation	95	433	191	865
(Gain) loss on sale of properties	(1,531)	—	(1,531)	625
Impairment of oil and gas properties	1,938	—	1,938	—
Unrealized (gain) loss on derivative financial instruments	13,176	14,908	21,605	18,677
Other income (expense)	819	(4)	1,047	34
Adjusted EBITDAX	$16,037	$22,103	$29,653	$43,807

1 Non-recurring costs consist of General and Administrative Expenses related to the re-domiciliation to the NASDAQ.

Lonestar Resources Limited

Operating Results

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Daily production volumes by product -
Crude oil (MBbls)	3,979	4,175	3,696	4,110
NGLs (MBbls)	1,039	644	1,222	593
Natrual gas (MMcf)	9,332	5,909	9,874	5,839
Total barrels of oil equivalent (Boe/d)	6,573	6,573	6,564	5,676

Daily production volumes by region (Boe/d) -
Eagle Ford Shale	5,991	5,113	5,974	4,971
Conventional	582	691	590	705
Total barrels of oil equivalent (Boe/d)	6,573	5,804	6,564	5,676

Average realized prices -
Crude oil ($ per Bbl)	$41.89	$56.16	$35.85	$50.52
NGLs ($ per Bbl)	10.58	10.38	7.30	10.38
Natural gas ($ per Mcf)	1.93	2.16	1.81	2.34
Total Oil Equivalent, excluding the effect from hedging	$29.77	$43.76	$24.28	$40.03
Total Oil Equivalent, including the effect from hedging	$40.45	$57.79	$38.12	$57.69

Operating Expenses per BOE:
Lease operating and gas gathering	$7.35	$8.68	$7.33	$7.83
Production, ad valorem, and severance taxes	2.04	2.79	1.79	2.75
General and administrative	4.78	4.56	4.71	4.57